UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  October 11, 2011

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(Address of principal executive offices)

(714) 545-3288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Amendment and Conversion Agreements and the Amended and Restated Security Agreement (all as defined below) is incorporated by reference to Item 2.03 hereof.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 11, 2011, CNS Response, Inc. (the “Company”), with the consent of holders of a majority in aggregate principal amount outstanding (the “Majority Holders”) of its outstanding subordinated unsecured convertible notes (the “Subordinated Notes”) amended all of the Subordinated Notes to extend the maturity of such notes until October 1, 2012.  The amendment, which is effective as of September 30, 2011, also added a mandatory conversion provision to the terms of the Subordinated Notes.  Under that provision, the Subordinated Notes would be automatically converted upon the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”).  If the public offering price is less than the conversion price then in effect, the conversion price will be adjusted to match the public offering price (the “Qualified Offering Price”).  Pursuant to the terms of the amendment, the Subordinated Notes would receive a second position security interest in the assets of the Company (including its intellectual property).  The Majority Holders of the Subordinated Notes also consented to the terms of a new $2 million bridge financing (the “Bridge Financing”) and to granting the investors in such financing a second position security interest in the assets of the Company (including its intellectual property) that is pari passu with the second position security interest received by the holders of the Subordinated Notes.

On October 12, 2011, the Company, with the consent of the Majority Holders of its senior secured convertible notes (the “Senior Notes”), amended all of the Senior Notes to extend the maturity of such notes until October 1, 2012.  The amendment, which is effective as of September 30, 2011, also added the same mandatory conversion and conversion price adjustment provisions to the terms of the Senior Notes as were added to the terms of the Subordinated Notes.    The Majority Holders of the Senior Notes also consented to the terms of the Bridge  Financing and to granting the investors in such financing as well as the holders of the Company’s Subordinated Notes a second position security interest in the assets of the Company (including its intellectual property).  The guaranties that had been issued in 2010 to certain Senior Note investors by SAIL Venture Partners, L.P. were extended accordingly.

Pursuant to the agreements amending the Senior Notes and Subordinated Notes (the “Amendment and Conversion Agreements”), the exercise price of the warrants that were issued in connection with the Senior Notes and the Subordinated Notes (the “Outstanding Warrants”) will be adjusted to match the Qualified Offering Price, if such price is lower than the exercise price then in effect. The Company agreed to issue to each holder of the Senior Notes and Subordinated Notes, as consideration for the above, warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock to be received by each holder upon conversion of their notes at the closing of the Qualified Offering (the “Consideration Warrants”).  The Consideration Warrants would be issued after the Qualified Offering and would have the same terms as the Outstanding Warrants, as amended.

The Amended and Restated Security Agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaces the existing security agreement from 2010, and the corresponding security interest terminate (1) with respect to the Senior Notes, if and when holders of a majority of the aggregate principal amount of Senior Notes issued have converted their notes into shares of common stock and, (2) with respect to the Subordinated Notes and notes to be issued in the Bridge Financing (the “Bridge Notes”), if and when holders of a majority of the aggregate principal amount of Subordinated Notes and Bridge Notes (on a combined basis) have converted their notes.

On October 12, 2011, the Company received a $250,000 loan from its director John Pappajohn.  The Company anticipates that the terms of this loan will be identical to the terms of the Bridge Financing.

The foregoing description of the Amended and Restated Security Agreement and the Amendment and Conversion Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements, which will be separately filed by the Company with the SEC.

Item 3.02	Unregistered Sales of Equity Securities.

The description of the Amendment and Conversion Agreements is incorporated herein by reference to Item 2.03 hereof.

The Subordinated Notes and Senior Notes and related warrants, and any securities represented by the amendments thereo, were issued by the Company under the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
October 17, 2010		Paul Buck
Chief FinancialOfficer